ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                              FAX: (617) 951-7050

                                                     October 1, 1990


The Baupost Fund
44 Brattle Street
Cambridge, MA 02138

Gentlemen:

         In connection with your sale to me today of 1,000 shares of beneficial interest (the "Shares") in The Baupost Fund (the "Fund"), I understand that: (1) the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"); (ii) your sale of the Shares to me is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on my representation, which I hereby confirm, that I am acquiring the Shares for investment and for my own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. I hereby agree that I will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Act or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Act or any rules and regulations promulgated thereunder.

         I further agree, pursuant to the requirements of the Staff of the Securities and Exchange Commission, that if any of the Shares are redeemed during the first five years of the Fund's operations by any holder thereof, the redemption proceeds will be reduced by the amount of the then unamortized organizational expenses in the same ratio as the number of Shares redeemed bears to the number of Shares held at the time of redemption.

         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Cambridge, Massachusetts, as of the date above written.

                                                     Very truly yours,

                                                     /s/ William J. Poorvu

                                                     William J. Poorvu